Exhibit 11.1

PartnerRe Ltd.

Computation of Net Income (Loss) per Common and Common Share Equivalents

For the Nine Months and Three Months Ended September 30, 2006 and 2005

(in thousands of U.S. dollars, except per share amounts)

	For the nine months ended September 30, 2006			For the nine months ended September 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Loss (Numerator)	Shares (Denominator)	Per Share Amount
Net income (loss)	$506,614			$(17,424)
Less: preferred dividends	25,894			25,894

Net income (loss) available to common shareholders/Weighted average number of common shares outstanding/Basic net income (loss) per share	$480,720	56,769.9	$8.47	$(43,318)	54,673.2	$(0.79)
Effect of dilutive securities: Stock options and other (1)		916.2

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$480,720	57,686.1	$8.33

(1)	Diluted net loss per share has not been shown for the 2005 period because the effect of dilutive securities would have been anti-dilutive. Dilutive securities, under the form of stock options and others, that could potentially dilute basic net loss per share in the future were not included in the computation of diluted net loss per share because to do so would have been antidilutive. The weighted average number of common and common share equivalents outstanding for the period would have amounted to 55,566.0 thousand shares if these securities had been included.

	For the three months ended September 30, 2006			For the three months ended September 30, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Loss (Numerator)	Shares (Denominator)	Per Share Amount
Net income (loss)	$235,841			$(288,748)
Less: preferred dividends	8,631			8,631

Net income (loss) available to common shareholders/Weighted average number of common shares outstanding/Basic net income (loss) per share	$227,210	56,811.7	$4.00	$(297,379)	54,278.9	$(5.48)
Effect of dilutive securities: Stock options and other (2)		988.9

Net income available to common shareholders/Weighted average number of common and common share equivalents outstanding/Diluted net income per share	$227,210	57,800.6	$3.93

(2)	Diluted net loss per share has not been shown for the 2005 period because the effect of dilutive securities would have been anti-dilutive. Dilutive securities, under the form of stock options and others, that could potentially dilute basic net loss per share in the future were not included in the computation of diluted net loss per share because to do so would have been antidilutive. The weighted average number of common and common share equivalents outstanding for the period would have amounted to 55,175.6 thousand shares if these securities had been included.